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                                                                 EXHIBIT 99.1


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
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For:    DEP Corporation                       Contact:  Sitrick And Company
        2101 East Via Arado                             Michael Sitrick
        Rancho Dominguez, CA 90220                      Ann Julsen
                                                        (310) 764-2247
                                                        (310) 788-2850

DEP CORPORATION FILES TO RESTRUCTURE DEBT UNDER CHAPTER 11; DISCLOSURE STATEMENT, PLAN OF REORGANIZATION INCLUDED IN FILING; PROVIDES PAYMENT IN FULL, WITH INTEREST, TO CREDITORS

        LOS ANGELES, CALIFORNIA, April 1, 1996 -- Dep Corporation (NASDAQ SmallCap Market: DEPCA/DEPCB) said today that it has filed to reorganize and restructure its long-term debt under Chapter 11 of the federal Bankruptcy Code. The filing, which was made in the United States Bankruptcy Court, the District of Delaware, included a disclosure statement and a plan of reorganization which provides for payment in full, with interest, to its secured lenders and its unsecured creditors.

        Dep blamed the filing primarily on its acquisition of Agree and Halsa from S. C. Johnson & Son, Inc., currently the subject of a lawsuit by Dep against Johnson.

        The Company said that the combination of cash on hand and cash flow from operations is expected to be more than adequate for it to purchase goods and services and to fund day-to-day operations for the foreseeable future. Accordingly, at this time it does not require debtor-in-possession (DIP) financing.



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        Robert Berglass, president and chief executive officer of Dep, said that the Company has had and continues to have positive cash flow from operations, despite the fact that for more than two years the Company's operations and profitability have been severely affected by its purchase of Agree and Halsa from S. C. Johnson & Son, Inc.

        "Quite simply, the brands have not even generated enough sales to cover the principal and interest on the bank debt incurred as a result of the purchase. Accordingly, it became clear that even though we were cash flow positive, in order to remain a viable company, we had to restructure our debt," he said.

        Mr. Berglass said that the Company has been negotiating with its lenders on a debt restructuring for more than two years. He said that even though Dep has made timely payment of all of its principal and interest due under its credit facility, as amended from time to time, it was not able to reach an agreement which was acceptable to all concerned.

        "When we finally determined that we would be unable to reach a mutually satisfactory agreement with our secured lenders, the Company concluded that, although it would have preferred not to have to resort to the courts, it was in the best long-term interests of its constituents to effect a court-supervised restructuring," he said. "By utilizing the Chapter 11 process, we believe we can restructure the Company's debt to be consistent with our cash flow."

        Mr. Berglass said that Dep will continue to pursue all legal rights against S.C. Johnson and that Dep's breach of contract lawsuit is presently scheduled for trial in May, 1996 in Riverside, California. At that time, Dep shall be seeking $20 million in monetary damages, which is the maximum breach of contract damages provided for in its purchase agreement with S.C. Johnson. Mr. Berglass said that the severe decline in Agree and Halsa sales had not been anticipated based


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upon the information Dep received from S.C. Johnson.  Since the acquisition of
Agree and Halsa, the sales of those products unexpectedly plummeted from $65 million to less than $25 million annually.

        "This, when combined with the interest costs associated with their purchase, has resulted in losses for the company," he said. "In addition, our capital structure was adversely affected by a $25.2 million write-off of asset value in April of 1995."

        Mr. Berglass emphasized that, "the filing should have no effect on the company's customers or its employees. Daily operations, including shipments to our retail customers, will continue as usual and all aspects of the business will go on as before the filing. Paychecks will be issued as before. We will continue to rigorously support our brands through advertising and promotional programs, as well as continue with our successful history of developing and introducing innovative products into the marketplace."

        He stated that Dep has "contacted many of our suppliers to discuss the company's various options and they have indicated their support during this period. While federal law prohibits the Company from paying for goods and services received before the filing, payments for goods and services received after the filing date are given priority status by the Bankruptcy Code."

        Mr. Berglass added, "Over the past 12 months we have made many of the tough decisions and have developed a turn-around strategy that, once fully implemented, should result in a stronger, more efficient and profitable business. During this period, we have reduced overhead and expenses by more than $3 million on an annual basis, including a 20% headcount reduction. The Company continues to review its operations and implement programs aimed at reducing costs and improving profitability.


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        "We have reviewed and will continue to review every aspect of our business with the goal of increasing sales and profitability," he stated. "We already have begun implementing programs to achieve that objective, in addition to developing new and creative advertising and promotional plans to enhance the sell-through of our brands at retail. We have our work cut out for us, but I am optimistic that, with the continued outstanding support of our suppliers, the hard work of our employees and the loyalty of our retail customers, we will come through this process a stronger, more competitive Company than before."

        Dep Corporation is a consumer products company that develops, manufactures and markets a wide variety of hair, oral and skin care products under 10 major brand names: Dep, L.A. Looks, Agree, Halsa, Lilt, Topol, Lavoris, Natures Family, Porcelana and Cuticura. It employs approximately 300 people.

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